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Confidential
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March 14, 2000


Mr John Osterman
Chicago River & Machine Co.
901 Frontenac Road
P.O. Box 3061
Naperville, IL 60566-7061

Dear John:

I am pleased to inform you that Bank of America, N.A. (the "Bank") has approved a committed term credit facility subject to the following terms and conditions. These terms and conditions are based on our analysis of your financial information and the information you have provided.

LENDER:             Bank of America N.A. ("Lender" or "Bank")

FACILITIES:         Term Loan up to $9,000,000 ("Facility")

MATURITY:           60 months

PURPOSE: To refinance $2,650,000 current loan outstandings, with the balance available to finance proposed stock buy-back.

AVAILABILITY:       Fully available upon closing in a single draw.

SECURITY:           The Facility will be unsecured.

GUARANTY:           None.

CLOSING FEES:       $15,000

PRICING:            At the Borrow's option-
                    - LIBOR, available for interest periods of 1, 2, 3, or 6 months, plus applicable margin below.

                    - Bank of America's Reference Rate minus applicable margin below.


                                                  Reference    Letters
                     Funded Debt        LIBOR       Rate         Of
                        Ratio          Margin-     Margin      Credit
                    --------------     -------    ---------    -------
                         1.75-2.25      1.30%       -0.25%      1.25%
                         1.00-1.75*     1.00%       -0.50%      1.00%
                         0.50-1.00      0.80%       -0.50%      1.00%
                    Less than 0.50      0.70%       -0.50%      1.00%



INTEREST RATE       Interest rate risk protection, in the form of a fixed rate
PROTECTION:         swap, cap collar, or other derivative contract, is
                    recommended for a portion of the outstandings under the Facility.


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Bank of America
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Confidential
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PREPAYMENTS:      Facility may be prepaid at any time on one business day's
                  notice (subject to applicable funding less indemnification for LIBOR or other fixed rate borrowing).


AMORTIZATION:     $450,000 per quarter beginning June 1, 2000.

REPRESENTATIONS   Standard for a facility of this type including corporate
AND WARRANTIES:   standing, authorization/non conflict, legality and validity of agreement, financial statements, no material adverse change, no material litigation, ownership of properties, existing subsidiaries, status of pension and welfare plans, type of business, payment of taxes, solvency, environmental status, absence of default, representation of validity of information.


CONDITIONS TO     Receipt of documents, including but not limited to a note,
CLOSING:          corporate resolutions, consents, incumbency certificate,
                  opinion of counsel and other information reasonably requested, receipt of financial statements for the Borrower as of December 31, 1999.


REPORTING         The Borrower will be required to deliver the following to
REQUIREMENTS:     the Lender:

                  (i) Annual audited consolidated financial statements within 120 days of each fiscal year end.

                  (ii) Quarterly financial statements of borrower within 45 days of each quarter end.

                  (iii) Quarterly compliance certificate to be delivered
                        within 45 days of the close of each fiscal quarter.

                   (iv) Other information as reasonably requested by the
                        Lender.

FINANCIAL          The borrower shall maintain financial covenants including,
COVENANTS:         but not necessarily limited to, the following (all financial terms shall be defined in accordance with generally accepted accounting principles applied on a basis consistent with the most recently audited financial statements delivered prior to closing):

                   o Maximum Funded Debt(1) to EBITDA(2) ratio of 2.25:1

                   o Minimum Debt Service Coverage ratio (EBITDA plus cash
                     equivalents less capital expenditures less dividend payments/required principal and interest payments, measured on a rolling four-quarter basis) of 1.5X

                   o Minimum Tangible Net Worth of $22,500,000 less actual
                     reduction through stock repurchase transaction up to $7,500,000.

                   (1) Funded Debt includes all interest-bearing liabilities.

                   (2) EBITDA means net income before taxes, plus interest
                       expense, depreciation, and amortization, minus (plus) gains (losses) on disposition of long-term assets. For purposes of this ratio, EBITDA will be measured on a rolling four-quarter basis.

OTHER COVENANTS:   Standard for a transaction of this type including
                   limitations on other indebtedness, liens, guaranties,
                   advances to affiliates (intercompany loans), dispositions, mergers, consolidations and acquisitions.
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                 other covenants will also include, but not be limited to the following: maintenance of books and records, maintenance of insurance, compliance with laws, payment of taxes, maintenance of corporate existence, maintenance of employee benefit plans, compliance with environmental laws, landlord consents, use of proceeds, and type of business.


EVENTS OF        The Events of Default will include, but not limited to, the
DEFAULT:         following:

                 (i) Failure to pay principal when due, or failure to pay interest, fees or other amounts within three days of when due,

                 (ii) Any representation or warranty made in connection with this transaction (both prior to and after Closing) which proves to have been false or incorrect in any material respect on or as of the date made.

                 (iii) Default in performance or observance of any of the covenants, agreements or conditions in the agreement and such defaults shall have continued, and a specified grace period shall have elapsed, after knowledge by an officer of the Borrower.

                 (iv) Cross default of any nature (after expiration of any grace period) of any indebtedness, or any other material obligation, of the Borrower or any Subsidiary, which in the aggregate is in excess of $100,000, or an event occurs with respect to such indebtedness which after the expiration of any grace period would allow for the acceleration of such indebtedness.

                 (v) Voluntary or involuntary commencement of insolvency proceedings.

                 (vi) An ERISA event shall have occurred with respect to a pension plan or multiemployer plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA.

                 (vii) One or more monetary judgments or settlements in excess of $1,000,000 are rendered against the Borrower or its Subsidiaries and any such judgment(s) is not discharged or stayed within 30 days.

                 (viii) Invalidity of collateral documents.


EXPENSES:        Costs and expenses, including (if any) real estate and
                 equipment appraisals, environmental surveys, field exams and attorney's fees (including costs and expenses of outside counsel and allocated cost of in-house legal), incurred at any time by BofA in the negotiation, documentation and closing of the Facilities, regardless of whether the Facilities close. The
                 Company shall pay all costs and expenses incurred by BofA in enforcing any loan document.

AUDITS: To be performed at the Lender's reasonable discretion. All audits shall be at the expense of the Borrower.

BANKING:         Borrower will maintain all principal accounts with the Lender.


DOCUMENTATION:   Closing is subject to (among other conditions precedent) the receipt by the Lender of loan documentation in form and substance satisfactory to it.

GOVERNING LAW:   State of Illinois.










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Confidential
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If you wish to accept this commitment, please sign and return a copy of this letter no later than March 31, 2000. If you do not respond by that time, or if you respond but the credit does not close by April 30, 2000 for any reason, this commitment will expire.

Bank of America, N.A.:

/s/ Jeffrey B. Mattson
--------------------------
Jeffrey B. Mattson
Vice President


Accepted and approved this 14th day of March, 2000.
                           ----        ------


Chicago River & Machine Co.


By:  /s/ John C. Osterman
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Its: President
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